EXHIBIT 99.1


                      [NORTH FORK BANCORP LETTERHEAD]


     NORTH FORK BANCORP

     275 BROAD HOLLOW RD., MELVILLE, NY 11747  (516) 298-5000
     FAX (516) 694-1536

                                                       PRESS RELEASE

     FOR IMMEDIATE RELEASE              CONTACT:  DANIEL M. HEALY
                                                  EXECUTIVE VICE
                                                  PRESIDENT & CHIEF FINANCIAL
                                                  OFFICER

                     NORTH FORK BANCORPORATION RECEIVES
                      REGULATORY APPROVALS TO ACQUIRE
                          NORTH SIDE SAVINGS BANK

          MELVILLE, N.Y. - DECEMBER 17, 1996 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) announced that it had received the regulatory approvals from the Federal Deposit Insurance Corporation and the New York State Banking Department necessary to acquire North Side Savings Bank. The shareholders of both companies approved the merger at their respective special shareholder meetings on November 18, 1996. Based on the exchange ratio of 1.556 shares for each share of North Side common stock, approximately 7.2 million shares of its common stock will be issued in connection with the merger. The merger will be accounted for as a pooling of interests transaction for financial reporting purposes. "This acquisition, that we expect to enhance earnings, will enable North Fork to bring a broader array of commercial bank products to the communities serviced by North Side." stated John Adam Kanas, Chairman, President and Chief Executive Officer.

          North Fork, when combined with North Side will have total assets and deposits of $5.8 billion and $4.5 billion, respectively, and will operate through 82 branch locations in the New York Metropolitan area. Thomas M. O'Brien, Chairman, President and Chief Executive Officer of North Side, who will join North Fork as a Vice Chairman of its Board of Directors, stated, "The merger is the culmination of a distinguished and successful history for North Side Savings Bank. We believe that we have achieved our goal in maximizing shareholder investment return with this transaction while expanding services to our customers."

          It is expected that the closing will take place on December 31, 1996. Separately, North Fork is considering offering approximately $100 million in trust preferred stock which would be expected to qualify as Tier 1 capital. Such securities, if offered, would not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Should North Fork proceed with the offering, it is expected that it would close on or prior to December 31, 1996. However, there can be no assurance as to whether or when the offering will take place.